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                                                Filed Pursuant to Rule 424(b)(3)
                                                       Registration No. 33-30599

                                 APPENDIX NO. 9
                                       to
                                   PROSPECTUS
                            (Dated September 7, 1989)
                                       of
                             UNION CAMP CORPORATION

        This Appendix dated April 30, 1997 supplements the information contained in the Prospectus, dated September 7, 1989, the Appendix dated September 7, 1989, Appendix No. 2 dated April 27, 1990, Appendix No. 3 dated April 30, 1991, Appendix No. 4 dated April 30, 1992, Appendix No. 5 dated April 30, 1993, Appendix No. 6 dated April 29, 1994, Appendix No. 7 dated April 28, 1995 and Appendix No. 8 dated April 26, 1996 (collectively, the "Prospectus"), forming a part of the Registration Statement on Form S-8 (Reg. No. 33-30599) filed by Union Camp Corporation ("Union Camp") relating to the Union Camp Corporation 1989 Stock Option and Stock Award Plan (the "1989 Plan"). Union Camp intends to update at least annually, and more often when necessary, the information contained in this Appendix, which is incorporated by reference in and made a part of the Prospectus. Employees receiving the Prospectus and this Appendix are urged to retain them for future reference. All Appendices to the Prospectus are an integral part of the Prospectus and should be read in their entirety in conjunction therewith.

Current Information;  Employees Entitled to Participate

        As of March 31, 1997, 543 employees held options to purchase a total of 3,882,421 shares of Common Stock under the 1989 plan. On such date approximately 375 employees, including all 25 officers, were eligible to be considered for designation as key employees by the Personnel, Compensation and Nominating Committee, and, if so designated, to receive stock options, restricted stock awards, bonuses payable in stock or stock appreciation rights under the 1989 Plan. As of March 31, 1997, 493,995 shares of Common Stock were available for the granting of options under the 1989 Plan, of which 493,995 were available for awards of restricted stock. The Committee has awarded 156,289 shares of restricted Company Common Stock under the 1989 Plan.

Plan Administration

        As of April 30, 1997, the members of the Personnel, Compensation and Nominating Committee, their addresses and their positions with Union Camp were as follows:

               Robert D. Kennedy, Chairman of the Committee and Director Sir Colin Corness, Director
               Gary E. MacDougal, Director
               George J. Sella, Jr., Director
               Ted D. Simmons, Director



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        The address of each  member is c/o  Secretary,  Union Camp  Corporation,
1600 Valley Road, Wayne, New Jersey 07470.

Options and Related Stock Appreciation Rights Outstanding

        Options granted under the 1989 Plan which remained outstanding and unexercised as of March 31, 1997, held by employees of Union Camp and its subsidiaries, including directors and officers, were as follows:

Number               Average Option         Expiration           Type of
of Shares            Price Per Share        Dates                Option
---------            ---------------        ------               -------
3,882,421*              $45.42              10/29/99 to          Non-Qualified
                                            11/24/06


* An aggregate of 970,101 related stock appreciation rights are outstanding with respect to such shares.

Prospectus Amendments

General Information Regarding the Plan;  and The 1989 Plan

On April 27, 1993 the Company's stockholders approved amendments to the Plan to increase the number of shares of Company Common Stock which may be issued and as to which options may be granted under the 1989 Plan. In accordance with such amendments, the number of shares as to which options may be granted under the Plan increased as of January 1, 1997 to 5,678,039, of which up to 1,135,607 may be awarded as restricted stock. Accordingly, page 3 of the Prospectus dated September 7, 1989 is hereby further amended by adding the following text after the third sentence of the second paragraph of the text under the caption "General Information Regarding the Plan" and page 5 of the Prospectus is hereby further amended by adding the following text after the second sentence of the third paragraph under the caption "The 1989 Plan":

               "The number of shares as to which options may be granted under the Plan increased as of January 1, 1997 to 5,678,039, of which 1,135,607 may be awarded as restricted stock."

Appendix/Prospectus Supplement dated April 30, 1997


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